EXHIBIT 14.1

RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

November ‘07

RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

Table of Contents

OVERVIEW		4

MESSAGE FROM THE PRESIDENT AND CHIEF EXECUTIVE OFFICER		4

I.	LIVING RAM RE’S KEY VALUES	6

II.	EMPLOYEE RELATIONS	6

	Equal Employment Opportunity Policy	6
	Discrimination and Harassment	7
	Workplace Safety	7

III.	COMPLIANCE WITH THE LAW AND THIS CODE OF CONDUCT	7

IV.	CORPORATE ASSETS	8

	Confidentiality	8
	Departure from the Company	9
	Information Resources	9
	Document Retention	9
	Communications with the Media and with Investors	10
	Use of RAM Re Supplies and Equipment	10

V.	MISUSE OF CONFIDENTIAL INFORMATION/CORPORATE ASSETS	10

	Insider Trading	10
	Protect Corporate Opportunities	11
	Antitrust and Fair Dealing	12
	Reporting Integrity	12

VI.	CONFLICTS OF INTEREST	13

	Outside Directorships and Other Outside Activities	14
	Gifts or other Benefits	14
	Relationships with Government Personnel	15
	Political Contributions and Activities	16

VII. SPECIAL OBLIGATIONS FOR EMPLOYEES WITH FINANCIAL REPORTING RESPONSIBILITY		16

VIII.	REPORTING AND COMPLIANCE PROVISIONS	17

	Administration and Questions	17
	Procedures for Disclosure	17
	Violations and Enforcement	18

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

	Changes to and Waivers of this Code of Conduct	19

IX.	CONCLUSION	19

ACKNOWLEDGEMENT FORM		20

November ‘07

RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

Overview

RAM Holdings Ltd. and RAM Reinsurance Company Ltd. (collectively, “RAM Re,” “we” or “the Company”) strive to deal with others in a professional manner and are committed to maintaining the highest standards of honesty and integrity. While we conduct our business within the framework of applicable laws, regulations and internal policies, we also acknowledge that these standards, laws, regulations and policies do not govern all types of behaviour. As a result, we have developed this Code of Conduct (which we sometimes refer to as the “Code”) for all RAM Re directors, employees, representatives and other associates.1

It is our Company policy to be lawful, highly-principled and responsible in all our business practices. Each of us at RAM Re has an obligation to become familiar with and understand not only the requirements and guidelines contained in this Code, but also the values on which they are based. We are all expected to apply these guiding principles in the daily performance of our job responsibilities, in how we treat each other and in how we treat those outside the Company.

All employees of the Company are responsible for complying with this Code and are required to sign the acknowledgement form on an annual basis. Failure to sign, or any violations of this Code, will be subject to disciplinary action, up to and including summary dismissal. Compliance Procedures are described more fully in Part III of this Code.

Taking actions to prevent problems is part of our Company’s culture. If you observe possible unethical or illegal conduct, you are required to report your concerns. If you report, in good faith, what you suspect to be illegal or unethical activities, you should not be concerned about retaliation by others as the Company is committed to protecting employees who make such reports in good faith. Any employees involved in any retaliation will be subject to serious disciplinary action by the Company.

If any part of this Code is unclear, individuals should seek advice or clarification by contacting their supervisor, the President and Chief Executive Officer (the “CEO”) or the General Counsel.

If you are in a situation which you believe may violate or lead to a violation of this Code, you are urged to follow the guidelines described in Part VIII of this Code.

Message from the President and Chief Executive Officer

It is RAM Re’s mission to excel as a dynamic, market driven financial guaranty reinsurance company, the primary focus of which is to provide dedicated reinsurance support to its core customer base of “Aaa/AAA” rated financial guaranty primary insurers. Our goal is to support our customers in the most professional, flexible and timely means possible by leveraging our core competency of knowledge in the field of financial guarantees. High standards of ethical

1   Representatives and other associates are those deemed appropriate by the RAM Re Board of Directors and senior management. All subsequent sections of this Code of Conduct are subject to this provision. References hereafter in this Code to employees are deemed to include directors, representatives and other associates unless otherwise specifically noted.

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

conduct are a key factor in our way of doing business and we all have a responsibility to exercise good judgment and integrity when performing our jobs. This Code of Conduct sets out the values and principles by which RAM Re will strive to conduct its business activities in pursuit of its mission.

This Code defines the conduct expected of RAM Re directors, employees, representatives and other associates and applies to our relationships with co-workers, customers, business partners, the community and all others with whom we have contact in daily business life.

This Code establishes ethical business principles relating to the many different areas of RAM Re’s operations. While this Code provides a broad range of guidance about the standards of integrity and business conduct, no code can address every situation that individuals are likely to encounter. However, whatever the circumstances, the spirit and intention of the Code’s principles should always be followed. Open, honest and transparent relationships are critical to our success.

Please read this Code, and keep it on hand for reference. Our continued success is dependent upon each of us being able to properly apply these ethical standards to our behavior. If you become aware of a possible violation of the Code, you should follow the procedures described in Part VIII of this Code.

By consistently applying RAM Re’s high ethical standards to all of our business relationships, we will continue to foster a work environment that promotes individual and company success.

Vernon M. Endo
President and Chief Executive Officer
November 2, 2007

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

I.      Living RAM Re’s Key Values

At RAM Re, our values guide everything we do, whether it is strategic planning, day-to-day decision-making, the way in which we treat customers and others with a stake in the Company, or the way in which we greet strangers on the phone or in the reception area. These values are:

Create an environment of respect – We strive to create an environment of respect in all of our dealings. This requires that we treat our customers, others with whom we do business and our employees (and they, in turn, their colleagues) with honesty, candor, dignity, fairness and courtesy. We develop trust and respect by maintaining the highest ethical practices.

Professionalism - We will be recognized as having the highest professional standards. Our employees will possess superior knowledge and skills for the benefit of our customers, investors and other stakeholders. Our professionalism will show in every aspect of our business conduct, including behaviour, language and attire.

Real value to our customers - By providing the highest quality services, advice and sustainable value, we will endeavor to ensure that our customers receive excellent solutions to meet their individual needs. We must stay close to customers, build effective relationships, identify needs early and meet them quickly – thereby gaining a competitive advantage.

Reward performance and ability - At RAM Re, we value diversity and treat all individuals with respect. We hire and promote employees on the basis of ability and reward them on the basis of performance. In order to attract and retain the best employees, we will invest in the development of our human resources, encourage learning and reward superior performance.

Employer of choice - Our employees will determine our future success. We respect each employee’s individual rights under the law and comply with employment laws at all times.

Personal Responsibility - It is critical that all RAM Re employees use good judgment and follow the honor system in using this Code of Conduct. The honor system advocates that all individuals assume responsibility for their own conduct and operate within both the spirit and rules of this Code of Conduct, regardless of whether they believe they may be caught in a violation. If you have a question about whether or not any of your actions has or might violate this Code, please raise such concerns in accordance with the procedures described in Part VIII of this Code.

II.      Employee Relations

Equal Employment Opportunity Policy

It is our policy to select, develop and promote employees based upon individual ability and job performance. It has been and shall continue to be the policy of the Company, in compliance with all local immigration laws, to provide equal employment opportunities to all people (including job applicants) in all aspects of the employer-employee relationship without discrimination because of race, color, religion, sex, national origin, ancestry, marital status, age, disability, sexual orientation or any other protected category or circumstance. This policy affects decisions including, but not limited to, an employee’s compensation, benefits, terms and conditions of

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Code of Conduct

employment, opportunities for promotion, training, development, transfer and other privileges of employment.

Discrimination and Harassment

RAM Re is committed to providing a work environment that values diversity and is free from all forms of discrimination and conduct that can be considered harassing, coercive or disruptive. Please refer to the Employee Handbook for more information regarding sexual and other unlawful harassment, including procedures for making a complaint.

Workplace Safety

RAM Re is dedicated to providing a safe work environment for all employees. Violence in the workplace will not be tolerated, and any incidence of such conduct or threat of such conduct should be immediately reported to your supervisor or, if you think it appropriate, anyone senior to that person. In addition, RAM Re encourages all employees to assist in providing a safe workplace by operating all facilities and equipment with caution. The Company complies with all health and safety guidelines set out in The Health and Safety at Work Act (1982) and compliance by employees with instructions given by the Company under such Act is expected. If you observe any unsafe working conditions or suffer an accident during working hours, notify your supervisor as soon as possible. Please see the Employee Handbook for more information.

III.      Compliance with the Law and this Code of Conduct

At RAM Re, we seek to achieve and maintain a reputation for honesty and integrity. Such a reputation must be earned and then supported with ongoing commitment as evidenced by our words and actions. Each director, employee, representative and other associate should be guided by the highest standards of ethical conduct in his or her relationships with the Company, fellow employees, customers and the public. All employees must understand that they alone are ultimately responsible for their acts and omissions.

It is RAM Re’s policy that all directors, employees, representatives and other associates are to comply fully with all applicable laws and regulations at all times in their conduct of Company business. However, mere compliance with the law is a minimum standard of conduct. In today’s complex world and legal environment, there may not always be simple choices between absolute right and wrong.

Every director, employee, representative and other associate shares the responsibility to carry out his or her duties not merely in strict compliance with the law, but in a manner beyond reproach. Therefore, beyond strict compliance with legal rules, every employee of RAM Re should act according to the highest standards of business integrity and honest dealings in all areas and functions. All employees must obey both the language and the spirit of the law, and avoid efforts to circumvent its intent by dubious means or questionable interpretations. If there is ever any doubt about laws or regulations that may apply to a particular situation, it is each individual’s duty to make appropriate inquiry to the General Counsel. Employees are encouraged to be alert to ethical and legal ambiguities, and to ask tough questions. In the event that any existing or proposed Company policy, procedure or practice, including any financial,

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

accounting or auditing practices, causes a concern regarding any possible non-compliance, the employee should immediately bring that issue to the attention of the General Counsel or the Audit Committee. Please follow the guidelines for reporting contained in Section VIII of this Code.

On an annual basis, after each calendar year-end, this Code of Conduct and an acknowledgement form will be sent to each director, employee, representative and other associate as a reminder of this Code of Conduct and to elicit disclosure of possible violations or conflicts of interest. This Code of Conduct and an acknowledgement form will also be sent to each new employee upon joining the Company.

A failure by any employee to comply with the laws and regulations governing the Company’s business, this Code or any other Company policy or requirement may result in disciplinary action up to and including summary dismissal and, if warranted, legal proceedings. All employees are expected to cooperate in internal investigations of misconduct.

IV.      Corporate Assets

Control and judicious use of RAM Re’s assets is a fundamental responsibility of every employee. Each individual should safeguard physical property and other assets in line with reasonable business practices and spend the Company’s money and other resources wisely. If there is a question regarding what is considered “reasonable” or “wise,” please consult your supervisor or a member of senior management. Any situations or incidents that could lead to the theft, loss, misuse or waste of Company property should be reported immediately to your supervisor or to the General Counsel as soon as they come to your attention.

Confidentiality

Information is one of our most valuable corporate assets and open and effective dissemination of information is critical to our success. However, much of the Company’s business information is confidential or proprietary and must be protected. Confidential information is information that a person would consider private, i.e., which is not common knowledge outside the company in which such person works. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or our customers, if disclosed. Examples are: financial results before they are announced; business plans and forecasts; employee files; new products or services; and strategic initiatives. Employees must maintain the confidentiality of confidential information entrusted to them by the Company, except when disclosure is authorized by the General Counsel or required by law or regulations.

It is also RAM Re’s policy that all employees must treat what they learn about our customers, others with whom we do business and each of their businesses as confidential information. The protection of such information is of the highest importance and must be discharged with the greatest care of the Company to merit the continued confidence of such persons. For example, we never sell confidential or personal information about our customers and do not share such information with any third party except with the customer’s consent or as required by law. Such information should only be disclosed to others within the Company on a need-to-know basis.

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

Care should be taken to guard against the unintentional disclosure of confidential information. For example, sensitive documents should not be left where unauthorized personnel can see them, whether at home, at work or in public places. Visitors, including other customers, should not be left unattended in offices or areas containing internal Company documents or confidential information of other customers. It is important to use discretion when discussing Company business in public places such as restaurants and airplanes, or when using public or cellular phones, the Internet and fax machines or social gatherings where conversations can be easily overheard.

The obligation not to disclose confidential information of the Company and our customers continues with an employee even after you leave RAM Re. As such, the Company respects the obligations of confidence you may have from prior employment and asks that employees not reveal confidential information obtained in the course of their prior employment. RAM Re employees must not be assigned to a work in a job that would require the use of a prior employer’s confidential information.

Departure from the Company

If a director or employee leaves RAM Re for any reason, the prohibitions on disclosing confidential information described above will continue to apply. In addition, all written and computer files, records, phone lists, documents, information, data and similar items relating to the business of RAM Re (whether originals or copies, whether containing confidential information or not, and whether prepared by the employee or others) shall remain the exclusive property of RAM Re and shall not be copied or removed from the Company’s premises upon departure from the Company.

Information Resources

Computers and information systems have so permeated today’s society that most employees use information resources to perform their assignments. RAM Re defines “information resources” as facilities and functions of a computer system that are required to process information, including hardware, software, applications, the information itself, time associated with computer use, communication facilities and attached peripherals - whether owned, leased or licensed. Information resources provided by RAM Re and the information contained in them are the property and assets of RAM Re. The confidentiality, integrity and availability of RAM Re information resources should be protected at all times. All information stored in the computer system, as data files or word processing documents, is to be treated as confidential information of a proprietary nature to the Company. As with all Company assets, the use of computer equipment, online access and other information re sources is generally intended for business purposes. Please see the Employee Handbook for more information regarding RAM Re’s policies regarding the use of information technology.

Document Retention

Directors, employees, representatives and other associates should become familiar with the Company’s document retention policy. The space available for storage of documents is limited and expensive. It is therefore important that employees regularly discard papers in accordance

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

with that policy. On the other hand, there are legal requirements that certain records be retained for specific periods of time. For specific categories of documents, please consult the General Counsel or the Company’s document retention policy.

Whenever it becomes apparent that documents will be required in connection with threatened litigation or arbitration or a government investigation, all conceivably relevant documents should be preserved and ordinary disposal of documents in areas pertaining to the litigation, arbitration or investigation should be suspended. If an employee is uncertain whether documents in his or her area should be preserved because of their potential relevance to an investigation or legal proceeding, the employee should check with the General Counsel.

Communications with the Media and with Investors

All communications on behalf of the Company made to the media, securities analysts, investors and similar persons must be made only by specifically designated Company representatives. Unless expressly authorized to make such communications, any employee who receives an inquiry relating to the Company should refer it to the appropriate individual. If there is any doubt as to the advisability of making any such communication, you should consult the General Counsel or the CEO. Please refer to the Company’s Disclosure Policy for additional information.

Use of RAM Re Supplies and Equipment

RAM Re’s supplies and equipment are to be used only for conducting RAM Re business or for purposes authorized by management. Company time, property and services, including assets such as stationery, telephones, computers and mail services, may be used “within reason” for personal activities. If there is a question about what is considered “within reason” please consult your supervisor. Please also see the Employee Handbook for more information regarding use of the Company’s supplies and equipment.

V.      Misuse of Confidential Information/Corporate Assets

Insider Trading

There are instances where our employees have information about the Company or about a customer or another company with which we do business that is not known to the investing public. Such information may relate to, among other things: plans; new products or processes; mergers, acquisitions or dispositions of businesses or securities; problems facing the Company or a company with which we do business; sales; profitability; negotiations relating to significant contracts or business relationships; significant litigation; or financial information.

If any information is such that a reasonable investor would consider the information important in reaching an investment decision, then such information is “material non-public information” and any director, employee, representative or other associate who is aware of the information must not buy or sell securities of any company affected by the material non-public information, nor provide such information to others, until such information becomes public. Usage of material non-public information in the above

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

manner is not only illegal, but also unethical. Employees who involve themselves in illegal insider trading (either by personally engaging in the trading or by disclosing material non-public information to others as described below) will be subject to immediate summary dismissal. The Company’s policy is to report such violations to the appropriate authorities and to cooperate fully in any investigation of insider trading.

The most common illegal use of inside information involves “tippees” - people who are not insiders but who realize trading profits from tips or other forms of material non-public information passed on to them, perhaps indirectly, through an associate. The insider involved might not directly benefit financially and may even have innocently passed on such information. Every RAM Re director, employee, representative and other associate must be careful not to disclose confidential information about Company matters or about matters pertaining to the Company’s customers or gathered in the course of RAM Re’s business, even general unspecific comments that something important may be in the works. Anyone who intentionally passes on “tips” (and this may include careless conduct that results in someone being tipped) is engaged in illegal conduct and is subject to legal sanctions just as if he or she were directly benefiting from their use.

In order to avoid the appearance of impropriety, the Company has a general policy prohibiting employees from acquiring shares of any of the monoline financial guaranty companies with which the Company does business (except through investment in a mutual or commingled fund or other non-discretionary account where the employee does not have the power to direct investments made by such fund or account). If an employee owns shares in one of the monoline financial guaranty companies, he or she must disclose this to the General Counsel as soon as practical after the date of this Code or, if later, the start of employment. This policy does not require employees who own such shares at the date of their employment to sell the shares but sales will be subject to the approval of the General Counsel on the basis that the Company does not, at that time, possess material non-public information regarding the company in question. This prohibition on acquiring shares of any monoline fin ancial guaranty company does not apply to directors that do not also serve in management positions within the Company (“Outside Directors”) although such Outside Directors are subject to all insider trading laws. Further details regarding this policy are available from the General Counsel.

Please refer to the Company’s Insider Trading Policy for additional information.

Directors, officers and employees may need assistance in determining how the rules governing inside information apply to specific situations and should consult the General Counsel in these cases.

Protect Corporate Opportunities

Directors, employees, representatives and other associates owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Accordingly, such individuals are prohibited (subject to the last sentence of this section) from the following:

a)	Taking for themselves personally opportunities that are discovered through the use of Company property, information or their position;

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

b)	using Company property, information or their position for personal gain; or

c)	competing with the Company directly or indirectly.

If you become aware of a conflict described above or have any doubt or are uncertain as to whether a particular situation or course of action presents such a potential or actual conflict of interest, you should bring it to the attention of your supervisor, and/or consult with the General Counsel, as soon as is practicable. In the case of employees (other than executive officers), representatives and other associates, the General Counsel will determine whether a situation or course of action advances the legitimate interests of the Company and the appropriate actions or procedures to address the actual or potential conflict. In the case of executive officers and directors, the Audit Committee will determine whether a situation or course of action advances the legitimate interests of the Company and the appropriate actions or procedures to address the actual or potential conflict

Antitrust and Fair Dealing

RAM Re believes that the welfare of consumers is best served by economic competition. Our policy is to compete vigorously, aggressively and successfully in today’s increasingly competitive business climate and to do so at all times in compliance with all applicable antitrust, competition and fair dealing laws in all the markets in which we operate. We seek to excel while operating honestly and ethically, never through taking unfair advantage of others. Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and other employees. No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

The antitrust laws of many jurisdictions are designed to preserve a competitive economy and promote fair and vigorous competition. We are all required to comply with these laws and regulations. Employees involved in marketing, sales and purchasing or in discussions with competitors have a particular responsibility to ensure that they understand our standards and are familiar with applicable competition laws. Because these laws are complex and can vary from one jurisdiction to another, employees should seek the advice of the General Counsel when questions arise.

Please refer to the Company’s Antitrust Guidelines for additional information.

Reporting Integrity

All of RAM Re’s financial reports, accounting records, expense accounts and other reports of a business nature must accurately, completely and clearly represent the relevant facts or the true nature of a transaction in accordance with applicable generally accepted accounting principles. Financial information concerning RAM Re should be entered into the corporate books and records in an accurate and timely manner. Intentionally understating or overstating reports or revenue, premiums, sales, expenses or any other material financial information is prohibited and cause for summary dismissal. Improper, misleading or fraudulent financial reporting is contrary to RAM Re’s policy and may also be in violation of applicable laws.

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

VI. Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes or appears to interfere in any way with the interests of the Company.

A conflict situation can arise when a director, employee, representative or other associate takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when a director, employee, representative, other associate or a member of his or her family receives improper personal benefits (including personal loans, services or payment for services that the person is performing in the course of Company business) as a result of his or her position in the Company or gains personal enrichment through access to confidential information.

Conflicts of interest can arise in many common situations, despite one’s best efforts to avoid them. You should avoid even the appearance that any of your activities or relationships conflict with the interests of RAM Re. If there is any possibility of a relationship or activity that can be interpreted negatively, you should avoid it. You may believe in good faith that you are behaving appropriately, but the mere fact that a question can be raised could harm the Company.

Conflicts of interest may include, but are not limited to, the following examples:

a)	engaging in a significant personal business transaction involving the Company for profit or gain;

b)	being a consultant to, or a director, officer or employee of, a customer or competitor of the Company;

c)	having a significant financial or other beneficial interest, whether directly or indirectly, in a customer or competitor of the Company;

d)	receiving, directly or indirectly, improper personal benefits as a result of using Company property or obtaining Company services;

e)	conducting Company business with a family member, or taking any business action that improperly benefits a family member; and

f)	accepting money, gifts, discounts, loans (other than loans from lending institutions at prevailing interest rates), guarantees or other special treatment or gratuities from any customer or competitor of the Company.

In general, a competitor of the Company shall mean an organization engaged in any business that the Company is significantly involved in, including the business of providing financial guaranty reinsurance for public finance and structured finance obligations anywhere in the world.

If you become aware of a conflict or have any doubt or are uncertain as to whether a particular situation or course of action presents a potential or actual conflict of interest, you should bring it to the attention of your supervisor, and/or consult with the General Counsel, as soon as is

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

practicable. In the case of employees (other than executive officers), representatives and other associates, the General Counsel will determine whether a situation or course of action constitutes a conflict of interest and the appropriate actions or procedures to address the actual or potential conflict. In the case of executive officers and directors, the Audit Committee will determine whether a situation or course of action constitutes a conflict of interest and the appropriate actions or procedures to address the actual or potential conflict.

Outside Directorships and Other Outside Activities

Although activities outside the Company, such as outside directorships, are not necessarily a conflict of interest, a conflict situation could arise as a result of your position as a director, employee, representative or other associate of the Company and the Company’s relationship with the business organization that you have an interest in. An outside activity may be a possible, perceived or actual conflict of interest if it causes you, or is perceived to cause you, to choose between an interest that arises from the outside activity and the interests of the Company.

          Outside Directorships

Employees of RAM Re may not serve as directors of any outside business organization unless such service is specifically approved by the CEO, after consultation with the General Counsel. There are a number of factors and criteria that the Company will use in determining whether to approve an employee’s request for an outside business directorship. Directorships in outside companies generally should also satisfy a number of business considerations, including (1) furthering the interests of the Company, and (2) not detracting in any material way from the employee’s ability to fulfill his or her commitments to the Company. The Company will also take into consideration the time commitment and potential personal liabilities and responsibilities associated with the outside directorship in evaluating requests. This prohibition does not apply to Outside Directors.

          Other Outside Engagements

We recognize that employees often engage in community service in their local communities and engage in a variety of charitable activities and we commend employees’ efforts in this regard. However, the conflict of interest guidelines set forth above apply even to charitable or other outside activities.

Gifts or other Benefits

Business gifts and entertainment are designed to build goodwill and sound working relationships among business partners. A problem would arise if (1) the receipt by one of our employees of a gift or entertainment would compromise, or could be reasonably viewed as compromising, that individual’s ability to make objective and fair business decisions on behalf of the Company, or (2) the offering by one of our employees of a gift or entertainment appears to be an attempt to obtain business through improper means or use improper means to gain any special advantage in our business relationships, or could reasonably be viewed as such an attempt.

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

The receipt by any employee of any gift or other benefit (including, without limitation, payment for a meal or other entertainment) with a value in excess of $100 is subject to the prior approval of the General Counsel (except in the case of the General Counsel where the prior approval of the CEO is required). Below that amount, the individual employee is required to use good judgment to ensure there is no violation of these principles. If you have any question or uncertainty about whether any gifts or proposed gifts are appropriate, please contact your supervisor or the General Counsel.

The Company recognizes that the guidelines in this section are not applicable to the Company’s Outside Directors.

Relationships with Government Personnel

Employees of the Company should be aware that practices that may be acceptable in the commercial business environment (such as providing certain transportation, meals, entertainment and other things of nominal value), may be entirely unacceptable and even illegal when they relate to government employees or others who act on the government’s behalf. Therefore, you must be aware of and adhere to the relevant laws and regulations governing relations between government employees and customers and suppliers in every country where you conduct business.

It is strictly against Company policy for employees to give money or gifts to any official or any employee of a governmental entity if doing so could reasonably be construed as having any connection with the Company’s business relationship. Such actions are generally prohibited by law. It is the responsibility of every employee to adhere to the policies and procedures set forth in the United States Foreign Corrupt Practices Act. This Act generally prohibits making any payments to a government official except for certain “facilitating payments” that are generally nominal in amount.

We expect our employees to refuse to make questionable payments. Any proposed payment or gift to a government official must be reviewed in advance by the General Counsel, even if such payment is common in the country in question. Employees should be aware that they do not actually have to make the payment to violate the Company’s policy and the law, merely offering, promising or authorizing it is sufficient.

In addition, many jurisdictions have laws and regulations regarding business gratuities that may be accepted by government personnel. For example, business courtesies or entertainment such as paying for meals or drinks are rarely appropriate when working with government officials. Gifts or courtesies that would not be appropriate even for private parties are in all cases inappropriate for government officials. Please consult the General Counsel for more guidance on these issues.

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

Political Contributions and Activities

Election laws in many jurisdictions generally prohibit political contributions by corporations to candidates. Many local laws also prohibit corporate contributions to local political campaigns. In accordance with these laws, the Company does not make direct contributions to any candidates for offices where applicable laws make such contributions illegal. Contributions to political campaigns must not be, or appear to be, made with or reimbursed by Company funds or resources. Company funds and resources include (but are not limited to) Company facilities, office supplies, letterhead, telephones and fax machines.

Employees who hold or seek to hold political office must do so on their own time, whether through vacation, unpaid leave, after work hours or on weekends. Additionally, all persons must obtain advance approval from the General Counsel prior to running for political office to ensure that there are no conflicts of interest with Company business.

Employees may make personal political contributions as they see fit in accordance with all applicable laws.

The Company recognizes that the guidelines in this section are not applicable to the Company’s Outside Directors.

VII.      Special Obligations for Employees with Financial Reporting Responsibility

The CEO, the Chief Financial Officer, the Controller and all those individuals acting in a similar capacity have a special role to adhere to the principles set out in this Code of Conduct and also to ensure that the Company’s corporate culture ensures the fair and timely reporting of the Company’s financial results and condition.

Because of their role in the financial reporting of the Company, the CEO, Chief Financial Officer, Controller and all those individuals acting in a similar capacity to the Company are, in addition, bound by the following Financial Officer Code of Ethics.

Each agrees that he or she will:

Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company or its shareholders file with, or submit to, government agencies and in other public communications;

Comply with all applicable local and U.S. rules and regulations;

Act in good faith, responsibly and with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be impaired; and

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RAM Reinsurance Company Ltd.
Code of Conduct

Promptly report to the General Counsel, a member of the Audit Committee of the Board of Directors or the Chairman of the Board any conduct that the individual believes to be a violation of law or business ethics or of any provision of this Section of the Code of Conduct, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Violation of this section of the Code of Conduct, including the failure to report potential violations by any person, is a serious matter that may result in disciplinary action, including summary dismissal from employment. If any person believes that a violation of this section has occurred, he or she should contact the General Counsel, a member of the Audit Committee of the Board of Directors or the Chairman of the Board. Please see Section VIII for reporting provisions.

VIII.      REPORTING AND COMPLIANCE PROVISIONS

Administration and Questions

The General Counsel is primarily responsible for implementing this Code of Conduct. Any director, employee, representative or other associate who is uncertain as to whether a particular situation or proposed course of action is in conflict with any law, regulation, Company policy or this Code of Conduct should immediately bring the matter or concern to the attention of any of the following individuals:

     General Counsel

     CEO

     Chair of the Audit Committee (especially if it involves Section VII of this Code of Conduct)

     Chairman of the Board of Directors

Procedures for Disclosure

Any director, employee, representative or other associate is encouraged to talk to the CEO or the General Counsel about suspected or potential violations of this Code of Conduct or other illegal or unethical behaviour when you are in doubt about the best course of action in a particular situation. The contact details for the CEO and the General Counsel are:

Vernon M. Endo	Victoria W. Guest
President and Chief Executive Officer	General Counsel
RAM Reinsurance Company Ltd.	RAM Reinsurance Company Ltd
RAM Re House, 46 Reid Street	RAM Re House, 46 Reid Street
Hamilton HM 12	Hamilton HM 12
Bermuda	Bermuda Tel: 1-441-298-2116

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

Tel: 1-441-298-2105	Fax: 1-441-296-6509
Fax: 1-441-296-6509	Email: vguest@ramre.bm
Email: vendo@ramre.bm

In case of any suspected or potential violations of this Code of Conduct or other illegal or unethical behaviour by the CEO or the General Counsel, any concerns should be brought forward to the Chairman of the Board of Directors or the Chair of the Audit Committee of the Board of Directors (especially if it involves Section VII of this Code of Conduct).

The law also requires that we have in place procedures for addressing complaints concerning auditing issues and procedures for employees to anonymously submit their concerns regarding accounting or auditing issues. Complaints concerning accounting or auditing issues will be directed to the attention of the Company’s Audit Committee or the appropriate members of the Committee. For direct access to the Audit Committee, please address your auditing and accounting issues or complaints to:

Edward F. Bader
64 Jerry Daniels Road
Marlborough, CT 06647
United States of America
Tel: 1-860-295-8769
Fax: 1-860-295-8705
Email: edbader@aol.com

Violations and Enforcement

Employees who violate this Code of Conduct will be subject to disciplinary action, up to and including summary dismissal. If you become aware of any actual or potential violations of this Code of Conduct, you are required to rely on the honor system to disclose this information. Disciplinary measures will also apply to anyone who directs or approves infractions or has knowledge of them and does not promptly move to correct them.

Also, as discussed in the introduction, you should know that if you report in good faith what you suspect to be violations of this Code of Conduct or other illegal or unethical activities, you should not be concerned about retaliation from others. The Company is committed to protecting employees who make such reports in good faith. Any employees involved in retaliation will be subject to serious disciplinary action by the Company. Furthermore, the Company could be subject to criminal or civil actions for actions of retaliation against employees who “blow the whistle” on U.S. securities law violations and other U.S. federal offences.

Through adherence to the principles and guidelines set forth in this Code of Conduct, we can achieve our goal of being the type of organization where people like to work, and with which people enjoy doing business.

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

Changes to and Waivers of this Code of Conduct

Any change in or waiver of this Code of Conduct must be approved by the CEO and the General Counsel. Any change in or waiver of this Code for officers (including the CEO, General Counsel, Chief Financial Officer, Controller or principal accounting officer) or directors may be made only by the Board of Directors or an appropriate committee thereof and will be promptly disclosed as required by law or stock exchange regulation.

IX.      Conclusion

This Code of Conduct provides standards and sets high expectations for directors, employees, representatives and other associates. However, as emphasized in this Code, your own good judgment and the honor system are most important in ensuring that RAM Re remains an ethical company. The most valuable asset of any company is its reputation for integrity and for doing business in a fair and honest way.

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RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
Code of Conduct

Acknowledgement Form

All directors, employees, representatives and other associates of RAM Re are required to sign this acknowledgement form at the time their employment commences and annually thereafter.

This Code of Conduct describes important information regarding values and ethical behavior at RAM Re, and I understand that I should consult the General Counsel or the President and Chief Executive Officer regarding any questions not answered in this Code.

Since the information described here is necessarily subject to change, I acknowledge that revisions to this Code may occur. All such changes will be communicated through official notices, and I understand that revised information may supersede, modify or eliminate the existing Code. This Code of Conduct may only be changed as provided herein.

I have received this Code of Conduct, and I understand that it is my responsibility to read and comply with the principles and policies contained in this Code and any revisions made to it. I understand that by signing this I am acknowledging that I have read this Code of Conduct and any violations of this Code will be subject to disciplinary action, up to and including summary dismissal.

NAME (printed) _________________________________________

SIGNATURE: __________________________________________

DATE: __________________________________

November ‘07